Exhibit 99.1
Bally’s Expands Executive Team with Addition of Kim Barker Lee as Chief Legal Officer

Appointment aligns with company’s continued global growth and operational diversification

Providence, R.I., Dec. 7, 2022 – Bally’s Corporation (NYSE: BALY) today announced that Kim Barker Lee has joined the company as Executive Vice President, Chief Legal Officer. In that capacity, Ms. Lee will oversee Bally’s legal and public affairs teams, supporting the Company’s global strategic initiatives. She brings more than 25 years of legal and business expertise to Bally’s, including knowledge of lottery, gaming, and governmental law, as well as experience with public private partnerships, public finance transactions, corporate governance, and regulatory matters.

Lee Fenton, Chief Executive Officer of Bally’s, said, “We are excited to welcome Kim to Bally’s and are confident that she will make an excellent addition to our global leadership team. The depth and breadth of Kim’s legal expertise, especially in gaming and lottery, will be instrumental as the company continues to expand and evolve during this period of significant growth. Additionally, her strong network and understanding of our key markets, including Rhode Island and Illinois, is particularly valuable as we explore new opportunities in the jurisdictions in which we conduct business.”

Ms. Lee most recently served as International Game Technology’s (IGT) inaugural Global Vice President of Diversity and Inclusion, which she was appointed to after serving as General Counsel and Vice President, Legal and Regulatory Affairs for Northstar Lottery Group, a majority-owned, IGT affiliate. Before that, Ms. Lee served as General Counsel to the Illinois Student Assistance Commission, an Illinois state agency, and was a partner in the public law practice of two former prominent Chicago based law firms – Altheimer & Gray and Pugh, Jones & Johnson, P.C. Ms. Lee maintains strong relationships with business, legislative, and governmental leaders at the national, state, and local levels, including in Rhode Island and Illinois.

“I'm pleased to be joining Bally’s during such an exciting time,” said Ms. Lee. “The opportunities for growth are significant as the company advances its transformation into a global omni-channel gaming leader. I’ve spent much of my career deploying leadership and operational strategies in the lottery and gaming space, so I understand how the industry works and the challenges that must be overcome. I look forward to this next chapter and to playing a part in Bally’s continued success.”

Ms. Lee received a B.A. from Yale College in American Studies and a J.D. from New York University School of Law. Her board service includes Community College of Rhode Island Foundation, Family Service of Rhode Island and Providence Mutual Fire Insurance Company. She was also appointed to the American Gaming Association’s Corporate Social Responsibility Committee, U.S. Congressman Jim Langevin’s Diversity Advisory Committee, and the Rhode Island Foundation’s Equity Leadership Initiative Steering Committee.

Ms. Lee was named a Top 100 Diversity Officers by the National Diversity Council in 2020 and 2021, and one of Global Gaming Business’s 25 People to Watch for 2020.

About Bally’s Corporation
Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 15 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform and Bally Casino, a growing iCasino platform.

With 10,500 employees, the Company’s casino operations include approximately 15,000 slot machines, 500 table games and 5,300 hotel rooms. Upon completing the construction of a temporary casino facility in Chicago, IL and a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Investor Contact
Robert Lavan
Chief Financial Officer
401-475-8564
InvestorRelations@ballys.com

Media Contact
Richard Goldman
Kekst CNC
646-847-6102
BallysMediaInquiries@kekstcnc.com